UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 20, 2015

Date of Report

(Date of earliest event reported)

Corporate Resource Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36060	80-0551965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Broadway 13th Floor, New York, NY 10038

(Address of principal executive offices and zip code)

(646) 443-2380

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 20, 2015, Corporate Resource Services, Inc. (the “Company”) sent out termination notices to customers primarily in California. The notices, which generally provide for 30 days of transition services, were sent to approximately 800 customers representing approximately $400 million of gross revenue for the year ended January 2, 2015. In connection with the contract terminations, the Company will be closing or consolidating related offices and eliminating selling general and administrative expenses associated with these customers after the transition service period is completed. The cost associated with the elimination of these expenses which include lease termination expenses, severance and other related costs cannot be estimated at this time. The Company intends to continue to collect the related outstanding accounts receivable and use the proceeds to reduce the obligations to Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to the Account Purchase Agreement between Wells Fargo and the Company and each of its subsidiaries Corporate Resources Development, Inc, Diamond Staffing Services, Inc., Insurance Overload Services, Inc., TS Staffing Services, Inc., Accountabilities, Inc. and Integrated Consulting Group, Inc.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 26, 2015	Corporate Resource Services, Inc.

	By	/s/ John P. Messina, Sr.
Name: John P. Messina, Sr.
Title: Chief Executive Officer